Exhibit 10.1
SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release ("Agreement") by and between A. Schulman, Inc., a Delaware corporation, its affiliates, parents, successors, predecessors, and subsidiaries (hereinafter collectively referred to as "Company"), and David C. Minc, an employee of Company, (hereinafter referred to as "Employee"), is executed this 18th day of August, 2016.

In consideration of the mutual promises set forth herein, Employee and the Company agree as follows:

1.	The employment relationship between the Parties (the “Employment Relationship”) shall be terminated effective upon Employee’s retirement on August 31, 2016.

2.	Employee’s last day of employment with the Company is August 31, 2016 (the “Separation Date”).

3.	The Company will:

a.
Pay Employee a lump sum payment in the amount of Five Hundred Eighty Four Thousand Five Hundred Forty One Dollars ($584,541), less all withholding deductions for applicable federal, state and local income and employment taxes and any applicable court authorized support withholdings. Payment will be made on the Company’s next regular payday following the Effective Date.

b.
Pay Employee a lump sum payment in the amount of Nine Thousand One Hundred Seventy-Seven Dollars ($9,177), less all withholding deductions for applicable federal, state and local income and employment taxes and any applicable court authorized support withholdings, to assist Employee with the cost of seven months of continuation coverage of Employee’s medical benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Payment will be made on the Company’s next regular payday following the Effective Date.

The consideration set forth in subparagraphs (a) through (b) above shall be collectively referred to in this Agreement as the “Severance Payment.”

4.
Employee acknowledges that Employee is not entitled to any compensation, bonus, commission, employee pension or welfare benefit, any other fringe benefit, or any other thing of value from the Company other than (i) as expressly set forth in paragraph 3 herein, and (ii) as expressly provided in, and subject to the express terms and conditions of, the long-term equity award agreements granted on January 13, 2014, January 9, 2015, and January 13, 2016. Specifically, Employee acknowledges and agrees that he is not entitled to any partial or prorated bonus payment for fiscal year 2016.

5.
Employee acknowledges that Employee is receiving the consideration set forth in Paragraph 3 solely in exchange for the promises set forth in this Agreement. Employee further affirms that at the time of the execution of this Agreement, Employee is unaware of any violation of state and/or federal laws and regulations, including without limitation, safety violations, wage and hour violations, environmental protection violations or any acts of discrimination, harassment or retaliation by the Company or its agents in violation of federal, state or local law.

6.
Employee’s health insurance will continue through August 31, 2016. Thereafter, Employee shall have all rights available to Employee under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Employee will receive notification from the Company regarding continuing Employee’s health insurance under COBRA. In the event that Employee elects health insurance continuation under COBRA, notification will be provided to Employee concerning Employee’s payments for the COBRA coverage.

7.
Employee acknowledges and agrees that the termination of the Employment Relationship is a termination within the meaning of Section 3.1 of the Parties’ Change In Control Agreement, and is not the result of a Change In Control. In accordance with Section 3.1, Employee agrees that he is not entitled to any payments or benefits under the Parties’ Change In Control Agreement. However, Employee understands and acknowledges that he remains obligated to comply with the covenants set forth in Section 5.1 (Confidential Information) of the Change in Control Agreement, which covenants apply without regard to the time or circumstances of the termination of the Employment Relationship.

8.
Employee understands that Employee is obligated to, if Employee has not already, return to the Company all property belonging to the Company, including but not limited to keycards, documents, files, records, computer access codes, computer software, business plans, and instruction manuals, as well as any other property which Employee has prepared or helped to prepare in conjunction with Employee's employment with the Company.

9.
Employee and Company, each specifically covenant and agree not to directly or indirectly make or cause to be made to anyone any statement, orally or in writing, criticizing or disparaging the other party or, in the case of the Company, its officers, directors, or employees with respect to Employee’s employment with the Company. Employee specifically covenants and agrees not to directly or indirectly make or cause to be made to anyone any statement, orally or in writing, criticizing or disparaging the Company, its officers, directors, or employees, or commenting in a negative fashion on the operations or business reputation of the Company. Company specifically covenants and agrees not to directly or indirectly make or cause to be made to anyone any statement, orally or in writing, criticizing or disparaging the Employee’s performance or professionalism or commenting in a negative fashion on the reputation of the Employee.

10.
In consideration of the Severance Payment set forth in Paragraph 3 above, Employee agrees to release the Company, any related organizations, and the past and present employees, officers, agents and shareholders of any of them, hereinafter referred to collectively as "Releasees," from all claims or demands Employee may have based on Employee's employment with the Company or the Releasees, or the termination of the Employment Relationship including, without limitation, any claims for compensation and wages, including overtime and vacation, or benefits except for those provided under Paragraph 3 of this Agreement. This General Release includes, but is not limited to, actions arising under the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act of 1990, 29 U.S.C. §621, et seq., which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000(e), et seq., which prohibits discrimination in employment based on race, color, national origin, religion, ancestry or sex; the Americans with Disabilities Act, 42 U.S.C. §12101, et seq., which prohibits discrimination against the disabled; the Employee Retirement Income Security Act, 29 U.S.C. §1000, et seq.; the Worker Adjustment and Retraining Notification Act (WARN), 29 U.S.C. §2101, et seq., as amended; Ohio Revised Code Section 4112.01, et seq.; the statutory and common law of Ohio, or any other federal, state or local human rights, civil rights, or other laws, rules and/or regulations, executive orders, public policy, contract or tort laws, or any claim arising under the common law, or any other action against Releasees based upon any act, omission, transaction, conduct or occurrence up to and including the date of the execution of this Agreement and General Release. It also includes, without limitation, any claims for compensation, wages or benefits except for those provided herein. Employee understands that neither this provision nor any other provision in this Agreement precludes Employee’s filing a charge with or participating in any proceedings before the Equal Employment Opportunity Commission or any counterpart state agency. Employee acknowledges, however, that Employee may not recover any monetary damages or other benefits as a result of or in connection with any such charges or proceedings.

11.
Employee understands that by signing this Agreement, Employee specifically waives any rights, claims and causes of action Employee may have for discrimination under any and all federal, state and local laws, including the Age Discrimination in Employment Act of 1967. Pursuant to the terms of the Older Workers Benefit Protection Act and the Age Discrimination in Employment Act of 1967, 29 U.S.C. §626, Employee acknowledges that Employee has been advised in writing, through this Agreement, to consult with an attorney prior to executing this Agreement, and that Employee was given a period of at least forty-five (45) days within which to consider signing this Agreement. Employee may waive the forty-five (45) day period by delivering a signed, written waiver (Exhibit “A”) prior to the expiration of the forty-five (45) day consideration period to Executive Vice President, Global Human Resources, 3637 Ridgewood Road, Fairlawn, Ohio 44333.

12.
Employee understands that Employee may revoke this Agreement and General Release at any time during a period of seven (7) days following the day Employee executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Executive Vice President, Global Human Resources, 3637 Ridgewood Road, Fairlawn, Ohio 44333. Notice of revocation must be received before the seven (7) day revocation period expires. Such notice may be delivered in person, by mail, or by facsimile. This Agreement and General Release shall not become effective or enforceable until the seven (7) day revocation period has expired (“Effective Date”). If Employee revokes this Agreement, Employee will not be entitled to receive the monetary sums and benefits delineated in Paragraph 3 above. This Agreement and General Release is part of A. Schulman, Inc.’s restructuring program. This restructuring program affects certain Executive Officers of A. Schulman, Inc.’s operations (the “Decisional Unit”). The location, job title and age of each employee in the Decisional Unit selected for termination and inclusion in this program, The location, job title and age of those employees in the Decisional Unit who were not selected for termination and inclusion in the program, are contained in Exhibit B attached to this Agreement.

13.
Employee represents that Employee has not and will not commence, maintain, or file any lawsuits against Releasees with any local, state or federal court. Employee further represents that if Employee does file such a lawsuit, Employee will not oppose any motion to dismiss filed by Releasees based upon the release. The Parties entered into this Agreement to fully and finally resolve any and all issues relating to Employee’s employment and termination of the Employment Relationship. Employee agrees that the covenant not to sue contained in this Agreement and General Release shall not operate to preclude any action challenging the enforceability of this release as to claims asserted under 29 U.S.C. Section 621, et seq.

14.
If Employee breaks Employee’s promise in Paragraph 13 of this Agreement and files a lawsuit based on legal claims that Employee has released, Employee will pay for all costs incurred by Releasees, including reasonable attorneys' fees, in defending against the Employee's claim. Further, if Employee is in material breach of any of the provisions of this Agreement, in addition to any other damages that the Company may have against Employee for breach of this Agreement, Employee will be required to repay all payments received hereunder to the Company within ten (10) days of Employee's breach hereof.

15.
Employee also waives, releases and forgoes any claimed right or opportunity to seek reemployment, reinstatement, or new employment with the Company, at any location, now or in the future and Employee shall not apply for nor seek in any way to be reinstated, re-employed or hired by the Company in the future.

16.
The terms of this Agreement shall remain confidential, and Employee will not publish or publicize the terms of this Agreement in any manner or with any person not a party to this Agreement. Employee will not discuss or reveal the terms of this Agreement to any persons other than immediate family, legal counsel, and/or financial advisers.

17.
The Parties agree and acknowledge that this Agreement is not and shall not be construed as an admission of any violation of any federal, state or local statute or regulation, or of any duty owed to one party by the other, except as contemplated by this Agreement, and that the Company has entered into this Agreement solely for the purpose of providing a mutually agreeable conclusion of Employee's Employment Relationship with the Company.

18.	This Agreement shall be governed and interpreted in all respects by the laws of the State of Ohio.

19.
In the event of any differences of opinions or disputes between Employee and the Company with respect to the construction or interpretation of this Agreement or the alleged breach thereof, which cannot be settled amicably, such disputes shall be submitted to and determined by arbitration before a single arbitrator in the City of Akron, Ohio, in accordance with the rules of the American Arbitration Association, and judgment upon the award shall be final, binding and conclusive upon the Parties and may be entered in the highest court, state or federal, having jurisdiction.

20.	The provisions of this Agreement are severable, meaning if any provision of this Agreement is adjudicated invalid or unenforceable, the remaining provisions will remain valid and enforceable.

21.
Employee agrees that this Agreement embodies the entire agreement between the Company and Employee, that this Agreement cannot be modified except by a written agreement, and that the Company has made no other representations except those set forth in this Agreement to induce Employee to agree to the Agreement. Employee acknowledges that Employee has carefully read this Agreement, is fully familiar with its contents and understands its provisions. Employee signs this Agreement with an understanding of its significance, and intending to be bound by its terms. Employee agrees that this Agreement is written in a manner such that Employee understands it and has been signed knowingly and voluntarily.

Upon execution, please return the signed Agreement to: Executive Vice President, Global Human Resources, 3637 Ridgewood Road, Fairlawn, Ohio 44333.

PLEASE READ THIS DOCUMENT CAREFULLY. IT IS A LEGAL DOCUMENT. IT INCLUDES AN AGREEMENT BY EMPLOYEE TO GIVE UP ALL KNOWN AND UNKNOWN CLAIMS AGAINST A. SCHULMAN, INC., ITS SUCCESSORS, SUBSIDIARIES AND AFFILIATES AND ALL DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS OF SUCH ENTITIES.

DAVID C. MINC /s/ David C. Minc________________ Signature August 18, 2016__________________ Date	A. SCHULMAN, INC. /s/ Andreas Guenther_______________ Andreas Guenther_________________ Name EVP and Chief Human Resources Officer Title August 18, 2016______________________ Date